Exhibit 10.1

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”), dated as of October 4, 2019 (the “Execution Date”), is entered into by and among Andover ENVIRONMENTAL Solutions LLC, a Delaware limited liability company (“Buyer”), and Legg holdings, Inc., an Alabama corporation (“Seller”); and, for the purposes of Section 2.01, Sections 6.06 – 6.11, Article VIII, and Article X hereof, Heath L. Legg, an individual resident of the State of Alabama (individually, “Legg” and, collectively with Seller, the “Seller Parties”).

WHEREAS, on the Execution Date, Legg owns all of the issued and outstanding shares of stock of Legg Lawncare, Inc., an Alabama corporation (“Lawncare”), and Legg SMS Franchising, Inc., an Alabama corporation (individually, “Franchising”);

WHEREAS, Lawncare owns and operates a business that provides commercial and residential lawncare, landscaping and hardscaping, irrigation, mosquito, termite, and pest control services throughout Northern Alabama and other neighboring localities (the “Lawncare Business”) and Franchising owns and operates a business that is the master franchisor for outdoor insect control service businesses operating independently throughout the United States (the “Franchising Business” and, collectively with the Lawncare Business, the “Business”);

WHEREAS, the Seller Parties, in contemplation of the transactions to be effected pursuant to this Agreement, desire to effect a reorganization of Lawncare and Franchising (collectively, the “Legg Entities”) in a series of related transactions in accordance with the terms hereof (collectively, the “Reorganization”), pursuant to which, inter alia, (i) Legg will contribute the shares of Franchising to Lawncare; (ii) Franchising will dissolve and distribute its assets to Lawncare; (iii) Legg will contribute the shares of Lawncare to Seller; and (iv) Lawncare will merge with and into ANC Green Solutions I, LLC, a newly formed Delaware limited liability company (the “Company”), and, as a result thereof, the separate corporate existence of Lawncare will cease, the Company will continue as the survivor, and Seller will own all of the issued and outstanding membership interests of the Company (the “Membership Interests”);

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, following the consummation of the Reorganization, sixty percent (60%) of the Membership Interests (the “Purchased Interests”), on and subject to the terms and conditions set forth herein;

WHEREAS, Legg owns all of the issued and outstanding shares of stock of Seller and desires to enter into this Agreement and accommodate the transactions effected hereby as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions and Interpretation

Section 1.01 Certain Definitions. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in Annex I, attached hereto.

Section 1.02 Interpretation. All references in this Agreement to Exhibits, Annexes, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Annexes, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section, or subsection hereof in which such words occur. Wherever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The Exhibits, Annexes, and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

Article II
Reorganization; Purchase and Sale

Section 2.01 Reorganization. Subject to the terms and conditions set forth herein, prior to the Closing, the Seller Parties shall, and shall cause the Seller-Controlled Entities to, effect the Reorganization pursuant to, and in strict accordance with, the agreements, instruments, filings, and other documents executed and delivered in connection therewith, each in form and substance satisfactory to Buyer (collectively, the “Reorganization Documents”). For the avoidance of confusion, the parties acknowledge that, in anticipation of the execution of this Agreement, Seller and Legg have begun the Reorganization prior to the Execution Date, and therefore, statements regarding the status of the Legg Entities on the Execution Date are deemed to refer to the status of such entities immediately prior to commencement of the Reorganization.

Section 2.02 Purchase and Sale of Purchased Interests. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances (other than Permitted Encumbrances), all right, title, and interest in, to, and under the Purchased Interests for an aggregate purchase price equal to Four Million Dollars ($4,000,000.00) (the “Base Purchase Price”), subject to adjustment pursuant to Section 2.03 and Section 8.08 (as so adjusted, the “Purchase Price”).

Section 2.03 Purchase Price Adjustment.

(a) Pre-Closing Statement. At least three (3) days prior to the Closing, Seller shall deliver to Buyer a written statement satisfactory in form and substance to Buyer (the “Pre-Closing Statement”) setting forth Seller’s good faith estimate of the Closing Working Capital (the “Estimated Working Capital”), the Funded Indebtedness (the “Estimated Funded Indebtedness”), and the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), and an estimated balance sheet of the Company as of the Effective Time (without giving effect to the Acquisition), along with a certification by Seller that such estimated balance sheet and the calculation of the Estimated Working Capital, Estimated Funded Indebtedness, and Estimated Company Transaction Expenses were prepared using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Pre-Closing Statement was being prepared and reviewed as of a fiscal year end. The Pre-Closing Statement shall be accompanied by such records and documentation as is reasonably necessary for Buyer to evaluate the contents thereof, and Buyer shall have an opportunity to perform a reasonable review of such deliveries and full access to the Books and Records and personnel of Seller and the Company in relation to the same. Buyer and Seller shall cooperate and negotiate in good faith to resolve any questions, objections, or other disputes regarding all or any portion of the Pre-Closing Statement as soon as practical; provided, however, that any failure of Buyer to dispute any item or aspect of the Pre-Closing Statement will not preclude Buyer from exercising any other rights with respect to any or all aspects of any adjustments under this Agreement. If Buyer has any objections to the Pre-Closing Statement, or any portion thereof, which Buyer and Seller are unable to resolve by mutual consent prior to the Closing, then Buyer may elect in its sole discretion to (i) proceed with the Closing based on the Pre-Closing Statement, revised to include any updates or adjustments determined appropriate by the mutual consent of Buyer and Seller, (ii) delay Closing until all objections are resolved, or (iii) terminate this Agreement pursuant to Article IX.

(b) Post-Closing Review. Following the Closing Seller shall cooperate with Buyer’s review of the Pre-Closing Statement and, without limiting the generality of the foregoing, shall provide Buyer with any and all Books and Records and other information requested by Buyer or otherwise necessary therefor. If Buyer has any objections or adjustments to the Pre-Closing Statement (or any information or calculation therein) or believes there is any Post-Closing Cash Shortfall, Buyer shall deliver to Seller a written statement describing its objections and adjustments and its calculation of the Post-Closing Cash Shortfall in reasonable detail within ninety (90) calendar days after the Closing Date, and Buyer and Seller shall use their reasonable good faith efforts to resolve all such disputed items and confirm the amount of any Post-Closing Cash Shortfall within fifteen (15) calendar days thereof. If Buyer and Seller cannot reach a final written resolution of all of the disputed items within such period, then the unresolved disputed items will be submitted to the office of an impartial nationally recognized firm of independent certified public accountants, to be selected by mutual agreement of Buyer and Seller, for the sole purpose of resolving the disputed items under this Section 2.03(a), who will be required to render a determination regarding the disputed items within thirty (30) calendar days after referral of the matter, which determination shall be conclusive and binding upon all parties hereto absent manifest error. The fees and expenses of the independent accountant will be borne in the same proportion as the aggregate dollar amount of the disputed items that are unsuccessfully disputed by each party (as finally determined by the independent accountant) in relation to the aggregate dollar amount of all of the disputed items submitted. The parties shall each cooperate with each other and the independent accountant and make available at reasonable times their respective Books and Records and other information pertaining to the Pre-Closing Statement and the disputed items until the dispute process contained in this Section 2.03(b) is finally resolved. The Estimated Working Capital, Estimated Funded Indebtedness, Estimated Company Transaction Expenses, and Post-Closing Cash Shortfall, each as revised pursuant to this Section 2.03(b) (respectively, the “Confirmed Working Capital,” the “Confirmed Funded Indebtedness,” the “Confirmed Company Transaction Expenses,” and “Confirmed Cash Shortfall”), shall be final, binding, and conclusive upon the parties hereto; provided, however, that the resolution of any disputes in accordance with this Section 2.03(b) is for such purpose only and will not waive or otherwise limit any representation, warranty, covenant, or agreement herein, or in any other Acquisition Document, nor preclude any remedy or other right herein, or in any other Acquisition Document, for any breach of any representation, warranty, covenant, or agreement herein, or in any other Acquisition Document.

(c) Post-Closing Adjustment. Following the final resolution of all objections and adjustments pursuant to Section 2.03(b):

(i) if (x) the sum of the Confirmed Working Capital, the Confirmed Funded Indebtedness, the Confirmed Company Transaction Expenses, and the Confirmed Cash Shortfall exceeds (y) the sum of the Target Working Capital, the Estimated Funded Indebtedness, and the Estimated Company Transaction Expenses, Buyer shall pay to Seller an amount equal to such excess by wire transfer or delivery of other immediately available funds within three (3) Business Days after the date on which the Confirmed Working Capital, the Confirmed Funded Indebtedness, the Confirmed Company Transaction Expenses, and the Confirmed Cash Shortfall are finally determined pursuant to Section 2.03(b); and

(ii) if (x) the sum of the Confirmed Working Capital, the Confirmed Funded Indebtedness, the Confirmed Company Transaction Expenses, and the Confirmed Cash Shortfall is less than (y) the sum of the Target Working Capital, the Estimated Funded Indebtedness, and the Estimated Company Transaction Expenses, Seller shall pay to Buyer an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within three (3) Business Days after the date on which the Confirmed Working Capital, the Confirmed Funded Indebtedness, the Confirmed Company Transaction Expenses, and the Confirmed Cash Shortfall are finally determined pursuant to Section 2.03(b).

Section 2.04 Intended Tax Treatment and Allocation. The parties hereto agree (a) to report the Acquisition for all Tax purposes in accordance with the principles of Rev. Rul. 99-5, 1999-1 C.B. 434, involving (i) the purchase by Buyer from Seller of the Purchased Interests as a purchase of a portion of each of the assets of the Company, pursuant to §1060 of the Code, in exchange for an amount equal to the Purchase Price and all other capitalizable costs given as consideration for the Purchased Interests (collectively, the “Consideration”), followed by the contribution by Buyer of the portion of the assets so purchased to the Company in exchange for the Purchased Interests pursuant to § 721 of the Code and (ii) the interest in the Company retained by Seller as a contribution by Seller of the remaining portion of the assets of the Company to the Company in exchange for its retained Membership Interest pursuant to § 721 of the Code; and (b) to allocate the Consideration among the assets of the Company for all purposes (including Tax and financial accounting) as provided on the allocation schedule set forth on Exhibit A (the “Allocation Schedule”). The Consideration and the Allocation Schedule shall be adjusted to reflect any payments made pursuant to Section 2.03(b) and any debits to the Holdback Balance pursuant to Section 8.08, as applicable, in accordance with the applicable provisions of §1060 of the Code (and any similar provision of state, local, or foreign Tax Law, as appropriate), as determined by the mutual written consent of Buyer and Seller (the Allocation Schedule, as so adjusted, the “Final Allocation Schedule”). The Final Allocation Schedule shall be binding on all parties hereto for all income Tax purposes, and each shall report the Acquisition for all income Tax purposes in a manner consistent with the Final Allocation Schedule, in each case except to the extent otherwise required by applicable Law.

Article III
Closing

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Interests and the consummation of the other transactions contemplated pursuant to this Agreement (excluding the Reorganization) (the “Acquisition”) shall take place at a closing (the “Closing”) to be held remotely via electronic exchange of the deliverables required hereby on October 4, 2019, or, if on such day any condition set forth in Article VII has not been satisfied (or, to the extent permitted, waived by the parties entitled to the benefit thereof) and this Agreement is not terminated pursuant to the terms of Article IX, as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or on such other date, or at such other time or place, as shall be mutually agreed upon by Buyer and Seller (the actual date on which the Closing takes place, the “Closing Date”). Upon consummation of the Closing, all the Acquisition transactions to occur on or as of the Closing or the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the Effective Time.

Section 3.02 Payments at Closing. At the Closing, Buyer shall make (or cause to be made) the following payments by wire transfer of immediately available funds in accordance with the instructions provided by Seller:

(a) to Seller, an amount equal to (i) the Base Purchase Price, minus (ii) Five Hundred Thousand Dollars ($500,000.00) (the “Holdback Amount”), minus (iii) the Estimated Funded Indebtedness, minus (iv) the Estimated Company Transaction Expenses;

(b) to the holders of obligations constituting Estimated Funded Indebtedness, all such Estimated Funded Indebtedness that, by its terms, is required to be paid off at or prior to the Closing by virtue of the consummation of the Contemplated Transactions; and

(c) to the holders of obligations constituting Estimated Company Transaction Expenses, all such Estimated Company Transaction Expenses.

Section 3.03 Closing Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

(a) a counterpart to an agreement with respect to the Company’s lease of the Leased Real Property effective as of the Closing and in form and substance satisfactory to Buyer (the “Lease Agreement”), duly executed by the Company and the owner of the Leased Real Property;

(b) counterparts to an agreement effecting the assignment to and assumption by Buyer of the Purchased Interests and in form and substance satisfactory to Buyer and Seller (the “Interest Assignment Agreement”), duly executed by Seller;

(c) a counterpart to an amended and restated limited liability company agreement for the Company and in form and substance satisfactory to Buyer and Seller (the “Company Agreement”), duly executed by Seller;

(d) a counterpart to an agreement with respect to the Company’s employment of Legg effective as of the Closing and in form and substance satisfactory to Buyer and Seller (the “Employment Agreement”), duly executed by the Company and Legg;

(e) a certificate of good standing or analogous status of each Seller-Controlled Entity in its jurisdiction of organization and in each jurisdiction where it is or should be qualified to do business as a foreign entity and a Tax clearance or analogous certificate of each Seller-Controlled Entity in each jurisdiction in which it conducts material business, each issued within fifteen (15) calendar days before the Closing Date;

(f) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller in form and substance satisfactory to Buyer certifying as to (i) the resolutions of the board of directors (or other appropriate governing body) of each Seller-Controlled Entity, duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement, the other Transaction Documents, and the Contemplated Transactions; (ii) the names and signatures of the officers of each Seller-Controlled Entity authorized to sign the Transaction Documents to which such Person is or will be a party; and (iii) current copies of the articles of organization (or other formation) and operating agreement (or other organizational documents) of each Seller-Controlled Entity;

(g) a certificate of an officer of Seller, dated as of the Closing Date and in form and substance satisfactory to Buyer, certifying that the Reorganization has been consummated and that attached thereto are true, correct, and complete copies of each of the Reorganization Documents; and

(h) a certificate of an officer of Seller, dated as of the Closing Date and in form and substance satisfactory to Buyer, certifying that the conditions set forth in Section 7.01 have been fulfilled; and

(i) such other instruments of transfer or assumption, filings, or documents, each in form and substance satisfactory to Buyer and duly executed, as applicable, as may be required to give effect to this Agreement and the Contemplated Transactions.

Section 3.04 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a) a counterpart to the Interest Assignment Agreement, duly executed by Buyer;

(b) counterparts to the Company Agreement, duly executed by the appropriate Persons;

(c) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer in form and substance satisfactory to Seller certifying as to (i) the resolutions of the members (or other appropriate governing body) of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the Contemplated Transactions; and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents; and

(d) such other instruments of transfer or assumption, filings, or documents, each in form and substance satisfactory to Seller and duly executed, as applicable, as may be required to give effect to this Agreement and the Contemplated Transactions.

Article IV
Representations and Warranties of Seller

Seller represents and warrants to Buyer that the statements contained in this Article IV are true, correct, and complete as of the Execution Date and will be true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

Section 4.01 Organization. As of the Execution Date each Legg Entity is, and at all times following the execution hereof until dissolved or merged, as applicable, as a part of the Reorganization shall be, a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Alabama and has and will have full power and authority to own, operate, or lease the properties and assets then owned, operated, or leased by it and to carry on the Business as currently conducted. At all times following its formation until the Closing Seller shall be a corporation duly organized, validly existing, and in good standing under the Laws of the State of Alabama and will have full power to own, operate, or lease the properties and assets then owned, operated, or leased by it and to carry on the Business as currently conducted. At all times following its formation until the Closing the Company shall be a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and will have full power and authority to own, operate, or lease the properties and assets then owned, operated, or leased by it and to carry on the Business as currently conducted. Each Seller-Controlled Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership or use of its assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, which jurisdictions are set forth on Schedule 4.01. Seller has delivered to Buyer true and correct copies of the articles of incorporation or organization (or other formation), bylaws, operating agreement, and other organizational documents of Seller and each Legg Entity, as in effect as of the Execution Date and will deliver to Buyer prior to the Closing true and correct copies of the articles of organization (or other formation), operating agreement, and other organizational documents of the Company, as in effect as of the Closing.

Section 4.02 Authority and Enforceability. Each Seller-Controlled Entity has full power and authority, and Legg has full legal capacity, to enter into this Agreement and the other Transaction Documents to which such Person is a party, to carry out such Person’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery, and performance by each Seller-Controlled Entity of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all requisite company action on the part of such Person. This Agreement and the other Transaction Documents have been duly executed and delivered by each Seller-Controlled Entity, and (assuming due authorization, execution, and delivery by Buyer) each constitutes legal, valid, and binding obligations of each Seller-Controlled Entity, enforceable against such Person in accordance with their respective terms.

Section 4.03 Capitalization. Legg is the record owner of and has good and valid title to one hundred percent (100%) of all issued and outstanding shares of stock of the Seller and, prior to the Reorganization, each of the Legg Entities, and at all times following the formation of the Company until the Effective Time, Seller shall be the record owner of and have good and valid title to one hundred percent (100%) of the Membership Interests, in each case free and clear of all Encumbrances. The Membership Interests constitute all of the issued and outstanding membership or other ownership interests of or in the Company and have been duly authorized, and are validly issued, fully-paid, and non-assessable. The Membership Interests were issued in compliance with applicable Laws and not in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which any Seller Party or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. Upon consummation of the Acquisition, Buyer shall own sixty percent (60%) of the Membership Interests, free and clear of all Encumbrances, and Seller shall retain forty percent (40%) of the Membership Interests. There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to any membership interests in the Company or obligating Legg or any Seller-Controlled Entity to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the organizational documents of the Company, copies of which have been provided to Buyer, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 4.04 Affiliate Transactions. Except as set forth on Schedule 4.04, neither any Seller Party nor any Related Party of any Seller Party is a creditor, debtor, customer, distributor, supplier or vendor of, or service provider to, the Business, or is the counter-party to any Contract with any Seller-Controlled Entity.

Section 4.05 No Conflicts; Consents.

(a) The execution, delivery, and performance by Legg and each Seller-Controlled Entity of this Agreement and the other Transaction Documents to which such Person will be a party, and the consummation of the Contemplated Transactions, do not and will not: (i) violate or conflict with the articles of organization, operating agreement, or other organizational documents of such Person, as applicable, or (ii) violate or conflict with any Law applicable to such Person.

(b) Schedule 4.05 sets forth (i) each registration, filing, application, notice, transfer, consent, approval, order, qualification, and waiver required under applicable Law to be obtained by Legg or any Seller-Controlled Entity from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement or any other Transaction Document, or the consummation of the Contemplated Transactions (collectively, the “Required Consents”), and (ii) each Contract with respect to which a consent of or waiver by any other Person must be obtained in order to avoid the invalidity or termination of such Contract or any transaction contemplated hereby (or the giving rise to any right to terminate by another Person), a breach, default or penalty thereunder (whether with notice, passage of time or both) or any other change or modification to the terms thereof by virtue or as a result of the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Contemplated Transactions.

Section 4.06 Title to, and Condition and Sufficiency of, Assets.

(a) Each Legg Entity owns and has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances (other than Permitted Encumbrances), except for properties and assets disposed of in the Ordinary Course of Business since such date. The Company shall own and have good and marketable title to, or a valid leasehold interest in, all of such properties and assets immediately following the Reorganization and as of the Effective Time.

(b) All buildings, Equipment, and other items of tangible personal property owned or leased by the Seller-Controlled Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Such assets are sufficient for the continued conduct of the Business by the Company after the Closing in substantially the same manner as conducted prior to the Closing and as currently proposed to be conducted.

Section 4.07 Financial Statements. Seller has delivered to Buyer true, correct, and complete copies of (a) the unaudited financial statements consisting of the balance sheet of the Business as of December 31, 2016, December 31, 2017, and December 31, 2018, and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended (the “Annual Financial Statements”); (b) the unaudited financial statements consisting of the balance sheet of the Business as of June 30, 2019 (respectively, the “Most Recent Balance Sheet” and the “Most Recent Balance Sheet Date”), and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the month then ended (collectively, the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”); and (c) the Books and Records. The Financial Statements (including the notes thereto) (i) are true and correct; (ii) present fairly the financial condition and the results of operations of the Legg Entities as of the dates and for the periods therein indicated; (iii) were prepared using internal procedures for the preparation of cash-based financial statements, consistently applied, throughout the periods covered thereby; and (iv) are consistent with the Books and Records, prepared in a consistent manner followed throughout the periods covered thereby and in the Ordinary Course of Business. All Books and Records have been made available to Buyer, have been maintained in accordance with commercially reasonable business practices, consistently applied, and fairly and accurately provide the basis for the financial position and results of operation set forth in the Financial Statements.

Section 4.08 Absence of Certain Changes, Events, and Conditions. Since December 31, 2018, the Seller-Controlled Entities have conducted the Business solely in the Ordinary Course of Business, Legg and the Seller-Controlled Entities have used their reasonable best efforts to preserve the Business and the Seller-Controlled Entities’ assets and properties, and except for the transactions effected pursuant to the Reorganization or as set forth on Schedule 4.08, there has not been any event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.09 Accounts Receivable. The notes and accounts receivable of the Seller-Controlled Entities and the Business reflected on the Financial Statements or arising after the dates thereof (a) have arisen from bona fide transactions entered into by the Seller-Controlled Entities involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of the Seller-Controlled Entities not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business or other immaterial chargebacks; and (c) are and shall be collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Financial Statements or, with respect to notes and accounts receivable of the Seller-Controlled Entities arising after the date thereof on the accounting records of the Business, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.10 Liabilities. No Seller-Controlled Entity has any Liabilities of any nature, whether absolute, contingent, or otherwise (and there is no basis for any present or future Action giving rise to any Liability), other than (a) Liabilities that are adequately reflected or reserved against in the Most Recent Balance Sheet and (b) Liabilities incurred since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (i) which are not, individually or in the aggregate, material and (ii) none of which relate to or arise out of any gift certificates, coupons, or customer deductions issued or granted by any Seller-Controlled Entity or the Business.

Section 4.11 Legal Compliance; Proceedings. Each Seller-Controlled Entity and each of their respective predecessors and Affiliates has at all times complied, and is now complying, with all Laws applicable to it, its properties or assets, and/or the operation of the Business, including all Environmental Laws and Laws concerning franchises and labor and employment, and no Action has been filed against any of them alleging any failure so to comply. Except as set forth in Schedule 4.11, there is no, nor at any time in the preceding five (5) years has there been, any (a) Action of any nature, public or private, pending, or to Seller’s Knowledge threatened, by or against Legg or any Seller-Controlled Entity or the Business (i) relating to or affecting it, its properties or assets, or the Business or (ii) challenging or seeking to, or which could otherwise be reasonably expected to, prevent, enjoin, or otherwise delay the Contemplated Transactions; or (b) Environmental Claims, or Governmental Orders pursuant to applicable Environmental Laws or relating to any Environmental Condition, relating to its properties or assets, the Leased Real Property, or the Business.

Section 4.12 Contracts.

(a) Schedule 4.12 lists each Contract (i) by which any Seller-Controlled Entity is a party or by which any Seller-Controlled Entity, the Business, or any of their respective assets are bound or affected and (ii) which (A) involves aggregate consideration in excess of $20,000 and cannot be cancelled without penalty or without more than thirty (30) days’ notice; (B) provides for the indemnification of any Person or the assumption of any Liability of any Person; (C) limits or purports to limit the ability of any Seller-Controlled Entity to compete in any line of business or with any Person or in any geographic area or during any period of time; (D) involves franchising; or (E) is otherwise all material to the assets of any Seller-Controlled Entity or the operation of the Business.

(b) Seller has delivered to Buyer a true, correct, and complete copy of each Contract listed (or required to be listed) on Schedule 4.12, and with respect to each such Contract: (i) such Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) such Contract, and all rights thereunder, will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; and (iii) no party has repudiated any provision of or is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract.

Section 4.13 Tax Matters. Seller has provided to Buyer true and complete copies of all Tax Returns filed by each Seller-Controlled Entity since December 31, 2015, and, except as set forth on Schedule 4.13:

(a) each Seller-Controlled Entity has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all applicable Laws, all such Tax Returns are true, correct, and complete in all material respects, all Taxes owed by each Seller-Controlled Entity (whether or not shown on any Tax Return) have been timely paid in full; and no equity holder and no director or officer (or employee responsible for Tax matters) of any Seller-Controlled Entity expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed;

(b) the amount of each Legg Entity’s Liability for unpaid Taxes for all periods ending on or before the Most Recent Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Financial Statements, and the amount of the Company’s Liability for unpaid Taxes as of the Effective Time shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Financial Statements, as adjusted for the passage of time in accordance with the Ordinary Course of Business (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years);

(c) no Seller-Controlled Entity is currently the beneficiary of any extension of time within which to file any Tax Return, no claim has ever been made by an authority in a jurisdiction where any Seller-Controlled Entity does not file Tax Returns that such Person is or may be subject to taxation by or required to file Tax Returns in that jurisdiction, and, to Seller’s Knowledge, there is no basis for any such claim to be made;

(d) there are no Encumbrances with respect to Taxes upon any of the assets or properties of any Seller-Controlled Entity other than liens for current Taxes not yet due and payable;

(e) each Seller-Controlled Entity (i) has deducted, withheld, and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld, and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (ii) has complied with all applicable reporting and recordkeeping requirements; and (iii) has at all relevant times properly classified each provider of services to it as an employee or independent contractor, as the case may be, for Tax purposes and all Forms W-2 and 1099 (and corresponding state forms) required with respect thereto have been properly completed and timely filed;

(f) there is no dispute, audit, investigation, proceeding, or claim concerning any Tax Return or Tax Liability of any Seller-Controlled Entity pending, being conducted, claimed, or raised by a Governmental Authority;

(g) no Seller-Controlled Entity (i) has waived any statute of limitations in respect of Taxes or Tax items; (ii) has agreed to or is a beneficiary of any extension of time with respect to any Tax deficiency, any Tax that may be assessed or collected, or any adjustment to any Tax Return that may be made; (iii) has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force; (iv) is a party to or otherwise subject to any closing agreements, private letter rulings, technical advice memoranda, or similar agreements or rulings relating to Taxes; (v) has been a member of an Affiliated Group (as defined in § 1504(a) of the Code) filing a consolidated federal income Tax Return; (vi) is a party to any Tax allocation or sharing agreement; (vii) has any Liability for the Taxes of any other Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise; (vii) is or has been a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local, or non-U.S. Tax Law) or deferred compensation that is either not excluded from or not in compliance with the provisions of Code § 409A; (viii) except as a part of the Reorganization, acquired assets from another corporation in a transaction in which such Seller-Controlled Entity’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor; or (ix) except as a part of the Reorganization, acquired the stock of any corporation that is a “Qualified Subchapter S Subsidiary”;

(h) each Seller-Controlled Entity (i) has timely reported all transactions required to be reported under Treasury Regulation § 1.6011-4(b) (or any similar provision of state, local, or foreign Law) and (ii) has disclosed on its federal Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662;

(i) each Legg Entity has been a validly electing S corporation within the meaning of Code § 1361 and Code § 1362 (and all corresponding state Tax Law provisions in those states in which such Legg Entity conducted business at any time) at all times since its incorporation until altered as a part of the Reorganization;

(j) the Company has been since formation, and will be until the Effective Time, a disregarded entity, or branch, of Seller for U.S. federal and applicable state and local Tax purposes;

(k) the unpaid Taxes of each Seller-Controlled Entity (i) did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of thereof (rather than in the notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller-Controlled Entities in filing its Tax Returns;

(l) since the Most Recent Balance Sheet Date, (i) no Seller-Controlled Entity has incurred any Liability for Taxes arising from extraordinary gains and losses, as that term is used in GAAP, outside the Ordinary Course of Business; (ii) there has not been, with respect to any Seller-Controlled Entity, any action to make, change or rescind any Tax election, amend any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company, except as a part of the Reorganization;

(m) no Seller Party is a “foreign person” as that term is used in Treasury Regulations §1.1445-2 and is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Code §6707A(c)(1) and Treasury Regulations §1.6011-4(b); and

(n) the Company has no potential liability for any Tax under Code § 1374 and shall not be subject to Tax under Code § 1374 in connection with the Contemplated Transactions.

Section 4.14 Permits. Schedule 4.14 sets forth a true, correct, and complete list of all the Permits held by each Seller-Controlled Entity or required to own its assets and properties or operate the Business as presently conducted or planned to be conducted, including all Permits required under Environmental Laws. Except as specified on Schedule 4.14, (a) each such Permit is valid and in full force and effect and will continue to be valid and in full force and effect, on identical terms, following the consummation of the Contemplated Transactions, without the consent of or payment to any Governmental Authority or other third party or the assumption by the Company of any additional liabilities as a result thereof or in connection therewith; (b) no event has occurred with respect to any such Permit that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation thereof; and (c) all fees and charges with respect to each such Permit have been paid in full as of the Execution Date and will be paid in full as of the Effective Time.

Section 4.15 Employment Matters.

(a) Schedule 4.15 sets forth (i) a list of all present employees of the Seller-Controlled Entities (the “Business Employees”) and independent contractors providing services to the Business; (ii) each Business Employee’s or independent contractor’s current rate of compensation; (iii) each Business Employee’s accrued vacation, sick leave, or personal leave, if applicable; and (iv) a list of each Business Employee who is absent from work due to a work-related injury, is receiving workers’ compensation, or is receiving disability compensation.

(b) Except as set forth on Schedule 4.15, (i) there are no unpaid wages, bonuses, or commissions owed to any Business Employee; (ii) all Business Employees are employees at-will, terminable on one-month’s notice or less without penalty; (iii) there are no outstanding agreements or arrangements with respect to severance payments to current Business Employees or former employees of any Seller-Controlled Entity; and (iv) no Seller-Controlled Entity has any Liability, contingent or otherwise, under any Contract or other arrangement, plan, or program. Neither any each Seller-Controlled Entity nor any their respective employees are now or in the past five (5) years have been subject to or involved in or, to Seller’s Knowledge threatened with, any union elections, petitions therefor, or other organizational activities. There have been no employee layoffs or terminations or other events that, individually or collectively with the consummation of the Contemplated Transactions, could implicate the WARN Act.

(c) Each Seller-Controlled Entity is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and unemployment insurance. Each Seller-Controlled Entity has properly characterized and treated all Persons as independent contractors or consultants or exempt employees under all applicable Laws. There are no Actions against any Seller-Controlled Entity pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of any Seller-Controlled Entity, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, or any other employment related matter arising under applicable Laws.

Section 4.16 Employee Benefit Plans. Schedule 4.16 sets forth each Employee Benefit Plan that is currently in effect or was maintained, sponsored, or contributed to at any time within the last six (6) calendar years or that has been approved before the Execution Date but is not yet effective, (a) for the benefit of any Covered Employees or (b) with respect to which any each Seller-Controlled Entity or any ERISA Affiliate thereof has or has had any obligation on behalf of any Covered Employee. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded, and administered in accordance with the terms of such Employee Benefit Plan and other applicable Contracts and the applicable requirements of ERISA, the Code, and other applicable Laws. Seller has delivered to Buyer correct and complete copies of all plan documents, determination letters, annual reports, and related trust agreements, insurance contracts, and other funding arrangements related to such Employee Benefit Plans. Nothing has occurred with respect to any Employee Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Effective Time, Buyer or any of its Affiliates, to a penalty under ERISA § 502 or to Tax or penalty under Code § 4975. Each Employee Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event, and no Seller-Controlled Entity has any commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Employee Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Contemplated Transactions or otherwise. There is no pending or, to Seller’s Knowledge, threatened Action relating to any Employee Benefit Plan (other than routine claims for benefits), and no Employee Benefit Plan has previously been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority. Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor, or consultant of any Seller-Controlled Entity to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Employee Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; (v) result in “excess parachute payments” within the meaning of Code § 280G(b); or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Code § 280G(c).

Section 4.17 Intellectual Property. Neither any Seller-Controlled Entity nor the Business as presently conducted and as presently proposed to be conducted has or will interfere with, has or will infringe upon, has or will dilute, has or will misappropriate, or otherwise has or will come into conflict with, any Intellectual Property rights of any third party. To the Knowledge of Seller, no third party has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of any each Seller-Controlled Entity. Schedule 4.17, sets forth a list identifying all material Intellectual Property rights and obligations of each Seller-Controlled Entity, including all registrations and licenses with respect thereto and domain names owned or used by each Seller-Controlled Entity or the Business. Except as described on Schedule 4.17, (a) the Seller-Controlled Entities own the entire right, title, and interest in, to, and under, or have acquired an express license to use all Intellectual Property owned, accessed, or used by the Company or the Business immediately prior to the Closing; (b) the Seller Parties have taken all necessary and desirable action to maintain and protect each item thereof; (c) all such Intellectual Property will be owned or available for access and use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder, without payment of any amount to any third party; and (d) such Intellectual Property is sufficient for the unimpaired continued operation of the Business by the Company following the Closing as heretofore conducted and as currently proposed to be conducted by the Seller-Controlled Entities.

Section 4.18 Customers and Suppliers.

(a) Set forth on Schedule 4.18(a) is a list identifying, for each of the three (3) most recent calendar years immediately preceding the Closing Date, (i) each customer who has paid aggregate consideration to the Seller-Controlled Entities for goods or services rendered in an amount greater than or equal to $10,000; and (ii) the amount of consideration paid by each such customer during such periods. No Seller has received any notice or has reason to believe that any of such customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Set forth on Schedule 4.18(b) is a list identifying, for each of the three (3) most recent calendar years immediately preceding the Closing Date, (i) each supplier to whom the Seller-Controlled Entities have paid consideration in an amount greater than or equal to $10,000 or is otherwise material to the Business; and (ii) the aggregate amount of purchases from each during such period. No Seller has received any notice or has reason to believe that any of such suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.19 Insurance. Seller has provided to Buyer (a) a true, correct, and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability, and other casualty and property insurance maintained by any Seller-Controlled Entity or their Affiliates and relating to the Business or their respective assets (collectively, the “Insurance Policies”); and (b) with respect to the Business and the assets and liabilities of the Seller-Controlled Entities a list of all pending Claims and the Claims history for the Seller-Controlled Entities in the two (2) years immediately preceding the Execution Date. There are no Claims related to the Business, any Seller-Controlled Entity, or their respective assets pending under any of the Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Contemplated Transactions, and no Seller Party has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies are in full force and effect and enforceable in accordance with their terms, are provided by carriers who are financially solvent, and have not been subject to any lapse in coverage. No Seller Party is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any of the Insurance Policies.

Section 4.20 Real Property. The Leased Real Property comprises all of the real property used, or intended to be used in, or otherwise related to, the Business and is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and as currently proposed to be conducted. No Seller-Controlled Entity owns or has ever owned any real property or is a party to any agreement or option to purchase any real property or interest therein. All buildings, Equipment, and other improvements included in the Leased Real Property are in good condition and repair, and there are no defects or deficiencies to any portion thereof. There are no leases, subleases, licenses, concessions, and other agreements (whether written or oral) pursuant to which the Leased Real Property is bound. The current use and occupancy of the Leased Real Property and operation of the Business thereon does not violate any applicable Laws or any easement or other covenant or restriction affecting such Leased Real Property. All utility services and systems for the Leased Real Property and are operational and sufficient for the operation of the Business as currently conducted thereon.

Section 4.21 Reorganization. The Reorganization shall have been effected in accordance with the Reorganization Documents prior to the Effective Time. Seller has provided Buyer prior to the Closing true, correct, and complete copies of each of the Reorganization Documents, none of which have been amended or otherwise modified. Other than the Reorganization Documents, no agreements or arrangements have been entered into in connection with the Reorganization.

Section 4.22 Brokers. No Seller Party has incurred any Liability to any Person for any brokerage fees, agent’s commissions, or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

Section 4.23 Full Disclosure. No representation or warranty by any Seller Party in this Agreement or the other Transaction Documents, and no statement contained in the Schedules attached hereto or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of Seller, there are no facts or circumstances that has had or that would reasonably be expected to have a Material Adverse Effect that have not been disclosed in this Agreement, including the Schedules hereto.

Article V
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true, correct, and complete as of the Execution Date and will be true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

Section 5.01 Organization. Buyer is limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder, and to consummate the Contemplated Transactions.

Section 5.02 Authority and Enforceability. Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all requisite company action on the part of Buyer. This Agreement and the other Transaction Documents have been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by each of the other parties thereto) this Agreement and the other Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 5.03 No Conflicts; Consents. Buyer’s execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Contemplated Transactions, do not and will not: (a) violate or conflict with the articles of organization, operating agreement, or other organizational documents of Buyer; or (b) violate or conflict with any Law applicable to Buyer. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions.

Section 5.04 Brokers. Buyer has not incurred any Liability to any Person for any brokerage fees, agent’s commissions, or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

Article VI
Covenants

Section 6.01 General. Each of the parties hereto shall use his, her, or its best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Contemplated Transactions. Without limiting the generality of the foregoing, from the Execution Date until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article VII hereof.

Section 6.02 Tax Matters.

(a) Termination of Tax Sharing Agreements. Any and all Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Effective Time, and thereafter neither the Company, Seller, nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

(b) Straddle Period. With respect to any taxable period that includes the Effective Time (a “Straddle Period”), (i) the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business as of the Effective Time (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending as of the Effective Time and the denominator of which is the number of days in such Straddle Period.

(c) Payment of Taxes. Seller shall pay when due any and all (i) transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees incurred in connection with this Agreement, the other Transaction Documents, and the consummation of the Contemplated Transactions; (ii) Taxes of each of Seller-Controlled Entity (or any predecessor thereof) or relating to the Business for all Pre-Closing Tax Periods, including without limitation Taxes of the Company for any Straddle Period that ends as of the Effective Time close of the Closing Date as determined under Section 6.02(b); (iii) Taxes imposed on the Company under Code § 1374 for the Pre-Closing Tax Period; (iv) Taxes imposed on the Company under Treasury Regulations § 1.1502-6 (or any comparable provision of foreign, state, or local law) as a result of the Company’s (or any predecessor’s) inclusion as a member of an affiliated, consolidated, combined, or unitary group on or prior to the Effective Time, including an affiliated group under Code § 1504; and (v) Taxes of any Person imposed on the Company as a successor or transferee, otherwise by operation of law, or pursuant to a contract, but only to the extent such Taxes relate to an event or transaction occurring before the Effective Time. Seller shall pay any and all Taxes for which it is responsible to pay under this Section 6.02(c) upon a determination that such Tax is payable or on written demand, whichever is later.

(d) Tax Returns. Seller shall, at its own expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of each Legg Entity and the Company for taxable periods that end on or before the Effective Time, and all such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. Seller shall provide copies of such any Tax Return to Buyer at least thirty (30) days prior to the due date thereof (including extensions) for review and approval. The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for any Straddle Periods in accordance with the Company Agreement.

(e) Contests. Buyer and Seller will each promptly notify the other in writing upon its receipt of any written notice of any pending or threatened audit or other examination by any Governmental Authority, or any judicial or administrative proceedings, relating to Taxes of the Company (each, a “Tax Contest”); provided, however, that no failure or delay in delivering such notice shall relieve any party of its obligations hereunder except to the extent that such party is actually and materially prejudiced by such failure or delay. If such Tax Contest relates solely to any Pre-Closing Tax Period (other than a Straddle Period), Seller shall have the right (but not the obligation), to be exercised within ten (10) Business Days following its receipt of the written notice of such Tax Contest by delivering written notice to Buyer, to assume and thereafter conduct and control the defense of such Tax Contest (with counsel of Seller’s choice) and, for so long as Seller is conducting and controlling such defense, Buyer shall have the right, but not the obligation, to participate in such defense with separate counsel of its choosing at its sole cost and expense; provided, however, that Seller shall not be permitted to consent to the entry of any judgment or enter into any settlement of such Tax Contest which may adversely impact Buyer, the Company, or the Tax attributes of the Company without the prior written consent of Buyer (not to be unreasonably withheld, conditioned, or delayed). Unless and until Seller assumes the defense of such Tax Contest, Buyer may defend against such Tax Contest in any manner it may reasonably deem appropriate (with counsel of Buyer’s choice), in which case Seller (i) shall cooperate with Buyer in such defense and make available to Buyer and its Representatives all witnesses, pertinent records, materials, and information in or under their possession or control relating thereto as may be reasonably requested by Buyer, and (ii) shall have the right, but not the obligation, to participate in such defense with separate counsel of its choosing at its sole cost and expense. The conduct of such defense by Buyer shall not be construed to be a waiver of Buyer’s right to indemnification with respect to such Tax Contest.

(f) Cooperation. The parties hereto shall, and shall cause the Company to, provide each other with such cooperation and information as either of them reasonably may request in connection with any Tax matters related to the Company. Each party hereto shall retain all Tax Returns, schedules, and work papers, records, and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying, or discarding any Tax Returns, schedules and work papers, records, and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period, each party (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

(g) Tax Refunds. Any Tax refund, credit, or similar benefit (including any interest paid or credited with respect thereto) relating to the Company for Taxes paid for any Pre-Closing Tax Period shall be the property of Seller except to the extent it was taken into account in calculating the Confirmed Working Capital.

(h) Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap or conflict with an obligation or responsibility pursuant to this Section 6.02, the provisions of this Section 6.02 shall prevail and govern.

Section 6.03 Operation of Business. From the Execution Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Seller shall cause the Seller-Controlled Entities to conduct the Business in the Ordinary Course of Business and use reasonable best efforts to maintain and preserve intact its current Business, organization, operations, and assets and to preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having relationships with the Business.

Section 6.04 Full Access. From the Execution Date until the Closing, Seller shall, and shall cause the Seller-Controlled Entities to, (a) afford Buyer and its Representatives full and free access to and the right to inspect the Leased Real Property and all of the other properties, assets, Books and Records, documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller-Controlled Entities to cooperate with the same. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.

Section 6.05 Notice of Developments. From the Execution Date until the Closing, Seller shall promptly notify Buyer in writing of any fact, circumstance, event, or action, the existence, occurrence, or taking of which (a) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any party hereunder not being true and correct; or (c) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied. Buyer’s receipt of information pursuant to this Section 6.05 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

Section 6.06 Exclusivity. No Seller Party will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any equity of any Seller-Controlled Entity or any substantial portion of their respective assets (whether by sale, lease, merger, or other business combination) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek the foregoing. Seller shall notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 6.07 Consents; Failure to Obtain Consents. After the Execution Date, each Seller Party will use its reasonable best efforts to obtain or cause to be obtained all Required Consents and any other consents otherwise requested by Buyer, including those that have not been previously obtained prior to the Closing. If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party (or to which the Legg Entities were parties immediately prior to the Reorganization) is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval, or authorization and in any arrangement reasonably satisfactory to Buyer designed to afford the Company the continued full benefits thereunder for the term thereof.

Section 6.08 Public Announcements. Unless otherwise required by applicable Law, no Seller Party or their respective Affiliates shall make any public announcements regarding this Agreement or the Contemplated Transactions without the prior written consent of Buyer.

Section 6.09 Confidentiality.

(a) From and after the Closing, no Seller Party shall, and each Seller Party shall cause its Related Parties and Representatives not to, directly or indirectly, use or disclose (other than to or on behalf of Buyer) any Confidential Information of or relating to the Business or the Company. Notwithstanding the foregoing, the obligations set forth in this Section 6.09 shall not apply to any information that Seller can demonstrate: (i) has become generally available after the Closing Date to the public through no act or omission of any Seller Party and without violation of this Agreement or any other confidentiality obligation of any Seller Party or (ii) is required to be disclosed by subpoena or other mandatory legal process, provided that Seller shall promptly give Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and the Seller Parties use reasonable efforts to obtain, and upon request, provide reasonable cooperation should Buyer seek to obtain, an appropriate protective order.

(b) Nothing in this Section 6.09 shall be construed to limit or supersede (i) the common law of torts or statutory or other protection of trade secrets where such Law provides Buyer or the Company with greater or longer protection than provided in this Section 6.09 or (ii) the terms and conditions set forth in any other Transaction Document, including the Employment Agreement, or any other covenants and agreements among the parties hereto. This Section 6.09 shall survive the Closing and shall continue indefinitely; provided, however, that the restrictions in this Section 6.09 shall terminate on the fifth anniversary of the Closing with respect to any Confidential Information that does not then constitute a trade secret under applicable Law.

Section 6.10 Non-Competition.

(a) For a period of one (1) year (or the maximum number of years for similar restrictions allowed under applicable Law) commencing on the Closing Date (the “Restricted Period”), the Seller Parties shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any business similar to the Lawncare Business (the “Restricted Lawncare Business”) anywhere within the following Counties in Alabama: Colbert, Lauderdale, Limestone, Madison, Morgan and Tuscumbia (the “Restricted Lawncare Territory”); (ii) engage in or assist others in engaging in any business similar to the Franchising Business (the “Restricted Franchising Business” and, collectively with the Restricted Lawncare Business, the “Restricted Business”) anywhere within one hundred (100) miles of any franchisee’s territory, as described in the applicable franchise documents in effect on the Closing Date (the “Restricted Franchising Territory” and, collectively with the Restricted Lawncare Territory, the “Restricted Territory”); (iii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Restricted Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; or (iv) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of any Seller Party and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, the Seller Parties and their respective Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller Party or such Affiliate is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person. The parties acknowledge that the Restricted Territory specifically includes, but is not limited to, those areas of the geographic region where the Seller Parties’ products and services are currently marketed, provided, and distributed by the Seller Parties. The Restricted Territory is designed and agreed by the parties to include both the business locations of the Seller Parties’ principal competitors and the geographic region from which the substantial majority of the Seller Parties’ customers, distributors, purchases of services or goods, and marketers of the Seller Parties are drawn. Each Seller Party, by virtue of their signature on this document, further acknowledges that they have carefully read and considered the provisions of this Section 6.10 and, having done so, voluntarily agrees that the restrictions set forth in this Section 6.10 (including the time period of restriction, the geographical areas of restriction, and the scope of restricted activities) are fair and reasonable and are reasonably required for the protection of the legitimate interests of Buyer. Each Seller Party has been given and has had sufficient time to review and consider this Section 6.10 and seek the advice of counsel, and agrees to it voluntarily, without coercion or duress.

(b) During the Restricted Period, the Seller Parties shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any Business Employee or any other person who is or was employed in the Business during the Restricted Period, or encourage any such person to leave such employment or hire any such person who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, that nothing in this Section 6.10 shall prevent any Person from hiring (i) any employee whose employment has been terminated by the Company or (ii) any employee whose employment has been terminated by the employee more than one hundred and eighty (180) days prior to the date of such hiring.

(c) Each Seller Party acknowledges that a breach or threatened breach of this Section 6.10 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller Party or their respective Affiliates of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each Seller Party acknowledges that the restrictions contained in this Section 6.10 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.10 should ever be adjudicated to exceed the time, geographic, product, or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product, or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. The covenants contained in this Section 6.10 shall not limit or abridge in any way any other covenants or restrictions applicable to any Seller Party or their respective Affiliates, including but in any of the other Transaction Documents or in any other agreement among the parties hereto and their respective Affiliates.

Section 6.11 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions. Without limiting the generality of the foregoing, if any Seller Party or their respective Affiliates receives or collects any funds relating to any notes and accounts receivable of the Company or the Business, they shall remit such funds to the Company within five (5) Business Days after the receipt thereof.

Article VII
Conditions to Closing

Section 7.01 Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the fulfillment, or waiver by Buyer, of each of the following conditions:

(a) the representations and warranties of Seller set forth in this Agreement and each of the other Transaction Documents shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b) each of the Seller Parties shall have performed or complied with, in all material respects, all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by such Seller Party is required prior to or at the Closing Date;

(c) the Reorganization shall have been consummated, effective prior to the Closing;

(d) from the Execution Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect;

(e) Seller shall have procured and provided Buyer with copies of all Required Consents;

(f) Seller shall have delivered to Buyer written resignations, effective as of the Effective Time, of any officers and employees of the Company requested by Buyer;

(g) Buyer, in its sole and absolute discretion, shall be satisfied with the results of its due diligence investigation of the Company and the Business; and

(h) Seller shall have delivered all the documents and items required under Section 3.03.

Section 7.02 Conditions to Seller’s Obligation to Close. The obligation of Seller to consummate the transactions to be performed by Seller in connection with the Closing is subject to the fulfillment, or waiver by Seller, of each of the following conditions:

(a) the representations and warranties of Buyer set forth in this Agreement and each of the other Transaction Documents shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b) Buyer shall have performed or complied with, in all material respects, all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date; and

(c) Buyer shall have delivered all the documents and items required under Section 3.04.

Article VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, all of the representations and warranties contained in this Agreement and the other Acquisition Documents shall survive the Closing and the consummation of the Contemplated Transactions and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided, however, that notwithstanding the foregoing or anything else to the contrary, (a) the representations and warranties in Section 4.01, Section 4.02, Section 4.03, Section 4.05(a), Section 4.06(a), Section 4.10, Section 4.11, Section 4.13, Section 4.14, Section 4.15, Section 4.16, Section 4.21, and Section 4.22 (collectively, the “Fundamental Representations and Warranties”) shall survive the Closing and remain in full force and effect thereafter for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof), plus sixty (60) days; and (b) any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. All covenants and agreements of the parties contained in this Agreement and the other Acquisition Documents shall survive the Closing indefinitely or for the period explicitly specified herein.

Section 8.02 Indemnification by the Seller Parties. Each of the Seller Parties, jointly and severally, shall defend, indemnify, and hold harmless Buyer, the Company, their respective Affiliates, and their respective stockholders, directors, officers, and employees (the “Buyer Indemnitees”) from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of (or any allegation by any third party that, if true, would constitute an inaccuracy in or breach of) any of the representations or warranties of Seller contained in this Agreement or the other Acquisition Documents;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Acquisition Documents; or

(c) any Company Transaction Expenses or Funded Indebtedness outstanding as of the Effective Time, to the extent not included in the determination of the Confirmed Company Transaction Expenses or Confirmed Funded Indebtedness.

Section 8.03 Indemnification by Buyer. Buyer shall defend, indemnify, and hold harmless the Seller Parties, their Affiliates, and their respective stockholders, directors, officers and employees (the “Seller Indemnitees”) from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of (or any allegation by any third party that, if true, would constitute an inaccuracy in or breach of) any of the representations or warranties of Buyer contained in this Agreement or the other Acquisition Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or the other Acquisition Documents.

Section 8.04 Indemnification Procedures. To make a claim for indemnification pursuant to this Article VIII, an Indemnified Party shall notify the Indemnifying Party of its claim in writing as promptly as possible but in no event later than ten (10) calendar days after the Indemnified Party becomes aware of such claim. Such notice by the Indemnified Party shall describe the claim in reasonable detail, including whether the claim relates to a Third Party Claim, and shall include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, the Seller Parties shall not have the right to defend or direct the defense of any such Third Party Claim that (a) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (b) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.

Section 8.05 Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.01 or Section 7.02, as the case may be.

Section 8.06 Materiality. Notwithstanding anything to the contrary, for purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty, and the amount of Losses resulting therefrom, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.07 Certain Limitations. If the Closing occurs, the Seller Parties will have no Liability with respect to claims under this Article VIII (a) until the aggregate of all Losses suffered by all Buyer Indemnitees with respect to such claims exceeds Forty Thousand Dollars ($40,000.00), after which the Seller Parties, jointly and severally, shall be required to pay or be liable for all such Losses from the first dollar, or (b) to the extent the aggregate amount of all such claims exceeds fifty percent (50%) of the Purchase Price; provided, however, that the terms of this Section 8.07 shall not apply to limit Losses arising from (i) any claim based on any fraudulent, criminal, or intentional misconduct of any Seller Party or their respective Representatives; (ii) any inaccuracy, misrepresentation, or breach of any of the Fundamental Representations and Warranties; or (iii) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in Section 6.02;

Section 8.08 Holdback.

(a) If the Closing occurs and any Seller Party becomes obligated to make any payment to any Buyer Indemnitee pursuant to this Article VIII prior to the date that is twenty-four (24) months after the Closing Date (the “Holdback Release Date”) and when the Holdback Balance is greater than zero (0), such payment shall first be debited to the Holdback Balance until the Holdback Balance equals zero (0); provided, however, that the terms of this Section 8.08 shall not apply to limit any amounts owed in excess of the Holdback Balance or after the Holdback Release Date.

(b) On the date that is twelve (12) months after the Closing Date (the “Initial Holdback Release Date”), in the event that there are have been no claims made against any Seller Party pursuant to Section 8.02 hereof, Buyer shall release and pay to Seller $200,000 from the Holdback Balance. On the Holdback Release Date, Buyer shall release and pay to Seller the remaining Holdback Balance, subject to retention of an amount equal to any Claimed Amount covering claims (or expected claims) to indemnification under Section 8.02 that are unresolved as of the Holdback Release Date (which retained amount shall be released and paid to Seller upon final resolution of all such unresolved claims).

Section 8.09 Tax Treatment of Indemnification. All indemnification payments made under this Agreement and all debits to the Holdback Balance pursuant to Section 8.08 shall be treated by the parties as an adjustment to the Consideration for Tax purposes, unless otherwise required by Law.

Section 8.10 Exclusive Remedies. From and after the Closing, except as otherwise provided in this Agreement (including but not limited to Section 6.10(c) and Section 10.15), the rights and remedies provided in this Article VIII shall be the exclusive remedy for the parties hereto with respect to any breach of representations, warranties, and covenants by any of the other parties to this Agreement, except for (a) claims or Losses based upon, arising out of, with respect to, or by reason of any fraud, criminal activity, or willful misconduct on the part of another party hereto in connection with the transactions contemplated by this Agreement and (b) the rights of the parties hereto to seek specific performance of covenants or an injunction to prevent a violation thereof.

Article IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and (i) Buyer is dissatisfied for any reason with the results of its due diligence investigation, or (ii) there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by any Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01 and such breach, inaccuracy or failure has not been cured by Seller within ten (10) calendar days of Seller’s receipt of written notice of such breach from Buyer; or

(c) by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02 and such breach, inaccuracy, or failure has not been cured by Buyer within ten (10) calendar days of Buyer’s receipt of written notice of such breach from Seller.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall become void and there shall be no liability on the part of any party hereto except as set forth in this Article IX, Article X, and Section 6.09; provided, however, that nothing herein shall relieve any party hereto from liability for any prior breach of any provision hereof.

Article X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to any Seller Party:	Heath Legg PO Box 193 Hartsell, AL 35640 E-mail: hlegg@superiorlawncare.com Attention: Heath L. Legg

with a copy to:	Lanier Ford Shaver & Payne P.C. Post Office Box 2087 Huntsville, AL 35804-2087 Facsimile: (256) 533-9322 E-mail: RJM@LanierFord.com Attention: Richard J. Marsden
If to Buyer:	Andover Environmental Solutions LLC 333 Avenue of the Americas Suite 2000 Miami, FL 33131-2185 E-mail: Attention:
with a copy to:	Adams and Reese LLP 1901 6th Ave North, Suite 3000 Birmingham, AL 35203 Facsimile: (205) 488-8087 E-mail: david.bowsher@arlaw.com Attention: David K. Bowsher

Section 10.03 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 10.04 Entire Agreement. This Agreement and the other Acquisition Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 10.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed, or conditioned; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of any other party, assign all or any portion of its rights under this Agreement to one (1) or more of its Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.06 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.07 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 10.08 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.09 Legg Authority. Legg shall have the authority to act as the agent for, and to bind and/or execute any documents as attorney-in-fact for, Seller in connection with this Agreement and each other Transaction Document. Such authority shall include the sole and exclusive authority to (a) assert, pursue, defend against, contest, and settle claims for indemnification hereunder; (b) exercise any other rights and remedies that may be available to Seller hereunder; (c) defend against, contest, and settle the assertion of any other rights or remedies by Buyer hereunder; and (d) execute and deliver amendments, consent, and waivers to and under this Agreement and each other Transaction Document. Seller shall retain the authority to act on its own behalf with respect to matter not covered by the preceding sentence and not otherwise expressly required or permitted to be taken solely by Legg. Buyer and the Company shall be entitled to rely on the authority granted pursuant to this Section until Legg delivers written notice to Buyer of the appointment of a successor to such authority approved in writing in advance by Buyer (such approval not to be unreasonably withheld, conditioned, or delayed), in which case, effective upon the date specified in such notice, Buyer and the Company shall be entitled to rely on the authority of such successor, who shall be deemed to have all of the authority delegated to Legg under this Section for all purposes under this Agreement and each other Transaction Document. Any amounts paid, property disbursed, or rights granted to Legg pursuant to this Agreement or any other Transaction Document shall be deemed paid, disbursed, or granted to Legg for the benefit of the applicable Seller Parties.

Section 10.10 Legal Representation. Each of the Seller Parties, on behalf of itself, the Company, and their respective Affiliates, (a) acknowledges and agrees that Adams and Reese LLP (“Counsel”) has acted as counsel for Buyer and its Affiliates in connection with the Contemplated Transactions; (b) acknowledges and agrees that Counsel may act as counsel for the Company and its Affiliates and Representatives (collectively, the “Clients”) following the Closing, which may include matters in which the interests of the Company and its Affiliates and Representatives, on the one hand, and the Seller Parties, on the other hand, are adverse (which may include any matter relating to the Contemplated Transactions) (the “Client Engagement”), (c) waives any right to assert (and covenants not to assert) any actual or potential conflict of interest or other objection with respect to, and expressly consents to, the Client Engagement, and (d) acknowledges and agrees that all attorney work-product and other communications (whether written or oral) between any Client and its counsel (which may include Counsel) constitute privileged documentation and communications between such Client and such counsel, and waives any right to seek (and covenants not to seek) to obtain the same via any process.

Section 10.11 Release. Effective as of the Closing, each Seller Party, individually and not severally or jointly, on behalf of itself and each of its Affiliates (each such Person or Affiliate, a “Releasing Party”) hereby (a) agrees that neither the Company nor any subsidiary thereof has or shall have any obligation or Liability to such Releasing Party arising out of or relating to the period up to and including the Effective Time; (b) unconditionally and irrevocably releases, and covenants not to bring any Action against, the Company and/or any of its subsidiaries (and their respective former, current, and future Affiliates, and its and their former, current, and future Representatives and the insurers of any of the foregoing Persons) from and with respect to any Actions, obligations, or Liabilities, whether existing or hereafter discovered, arising in equity or at law, that arise out of or relate to the ownership, organization, management, or operation of the Business or of the Company or any of its Affiliates, or the breach of any Contract entered into with such Releasing Party, occurring at any time up to and including the Effective Time; (c) represents and warrants that it has not assigned or otherwise transferred any of its rights with respect to any obligations and Liabilities of the Business, the Company, or any Company subsidiary, or any Actions, of the type described in this Section, and covenants and agrees that it shall not assign or otherwise transfer (or attempt to assign or otherwise transfer) any of such rights; and (d) waives the benefits of, and any rights that it may have under, any Law regarding the release of unknown claims in any jurisdiction in connection with the matters covered in this Section; in each case within the foregoing, subject to and excluding such Releasing Party’s rights expressly provided for under this Agreement and the Transaction Documents.

Section 10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 10.13 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof (a “Dispute”), shall be resolved exclusively through arbitration conducted in accordance with the then-current Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). The administrator of the arbitration shall be chosen by mutual agreement of the parties to the Dispute, and if the parties to the Dispute are unable to so agree, then the arbitration shall be administered by the AAA. The arbitration shall be held in Miami, Florida. The arbitration panel shall consist of a single arbitrator selected by mutual agreement of the parties to the Dispute, and if the parties to the Dispute are unable to so agree, the arbitrator shall be selected as provided in the Rules. The substantially prevailing party to the Dispute, as determined by the arbitrator, shall be entitled to an award of costs and attorneys’ fees and the other party to the Dispute shall be responsible for paying the fees and costs of the arbitrator. The decision of the arbitrator pursuant to this Section 10.13 shall be final, unappealable, and binding upon the parties to the arbitration, and judgment thereon may be entered in any court having jurisdiction. Notwithstanding the foregoing or anything else to the contrary, (i) an aggrieved party may seek temporary or emergency injunctive relief in respect of threatened or impending or actual breaches of this Agreement, including Section 6.09 and Section 6.10, from a court of competent jurisdiction, provided that the ultimate resolution of the Dispute shall be resolved as described in this Section 10.13.

Section 10.14 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the Contemplated Transactions.

Section 10.15 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Execution Date.

BUYER:

ANDOVER ENVIRONMENTAL SOLUTIONS LLC

By:	/s/ Jeffrey C. Piermont
Name: Jeffrey C. Piermont
Its: President

SELLER:

LEGG HOLDINGS, INC.

By:	/s/ Heath L. Legg
Name: Heath L. Legg
Its: President

LEGG:

HEATH L. LEGG

By:	/s/ Heath L. Legg
Heath L. Legg

Annex I

Definitions

For purposes of the Agreement, the following terms have the meanings specified or referred to in this Annex I:

“AAA” has the meaning set forth in Section 10.13.

“Acquisition” has the meaning set forth in Section 3.01.

“Acquisition Documents” means this Agreement, the Interest Assignment Agreement, the Employment Agreement, the Lease Agreement, and the other agreements, instruments, and documents delivered or required to be delivered in connection with the Acquisition pursuant hereto.

“Action” any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, hearing, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, charge, complaint, arbitration, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controls” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Allocation Schedule” has the meaning set forth in Section 2.04.

“Annual Financial Statements” has the meaning set forth in Section 4.07.

“Books and Records” means, collectively, all books and records relating to the Business or the Company, including books of account, ledgers, and general, financial, and accounting records, maintenance files, customer lists and histories, price lists, distribution lists, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, and files.

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the introductory paragraph hereto.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Claimed Amount” means the amount of any payment owed or reasonably expected to be to any Buyer Indemnitee in connection with a claim for indemnification pursuant to in Section 8.02.

“Claims” means claims, judgments, damages, Liabilities, settlements, Losses, costs, and expenses, including attorneys’ fees and disbursements.

“Client Engagement” has the meaning set forth in Section 10.10.

“Clients” has the meaning set forth in Section 10.10.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means an amount equal to the cash in the Company’s operating bank account, unrestricted and available for use by the Company to meet its operating cash requirements in the Ordinary Course of Business for the Business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals hereto.

“Company Agreement” has the meaning set forth in Section 3.03(c).

“Company Transaction Expenses” means, without duplication, the aggregate amount of (a) fees, costs, expenses, commissions, liabilities, and similar amounts incurred by the Company (or by any other Person, to the extent the Company is obligated to pay for or reimburse such Person for any such amounts) prior to or at the Closing payable to brokers, finders, investment bankers, financial advisors, attorneys, accountants, or other agents, advisors, consultants, experts, or service providers (including counsel) in connection with the Contemplated Transactions or the process of selling the Seller-Controlled Entities or their assets; (b) transaction bonuses, change-of-control and success payments, severance rights, deferred compensation payments, salary continuation, retention payments, withdrawal liability under multiemployer plans, and other transaction-related compensatory payments payable or that will become payable (whether prior to, at, or following the Closing) by the Company to any current or former director, manager, officer, employee, or independent contractor of the Company, or any other Person, in each case, in connection with the Contemplated Transactions; (c) all fees, costs, and expenses incurred by any of the Seller Parties related to the Reorganization; (d) fees, costs, expenses, and other amounts payable or that will become payable (whether prior to, at, or the following the Closing) by the Company to third-parties in connection with any Required Consents (whether or not ultimately obtained) under any Contracts of the Company in connection with the Contemplated Transactions; and (e) the employer portion of any applicable Federal Insurance Contributions Act, state, local, or foreign payroll Taxes imposed on the Company in respect of any payments made under any of the foregoing, in each case within the foregoing, regardless of whether or not such fees, costs, expenses, commissions, bonuses, or other payments have actually been billed or invoiced or accrued at or prior to the Closing, but in each case excluding (i) fees, costs, expenses, commissions, bonuses, or other payments (including related to any debt financing) that are incurred, implemented, or become payable pursuant to actions taken or arrangements implemented following the Closing; (ii) fees, costs, expenses, commissions, bonuses, or other payments that are paid prior to the Closing or that otherwise reduce the amount included in the cash included in the Closing Working Capital; and (iii) any Liabilities included in the calculation of Closing Working Capital or Funded Indebtedness.

“Confidential Information” means any and all technical, business, and other information of or relating to the Company or the Business that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, including technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, marketing plans, business plans or operations of the Business. Without limiting the generality of the foregoing, “Confidential Information” includes (i) information relating to the Company or the Business contained in any Books and Records, the originals of which are retained by Seller pursuant hereto, to the extent otherwise satisfying the definition of Confidential Information, and (ii) information of third parties relating to the Business that Seller is obligated to or does keep or treat as confidential.

“Confirmed Cash Shortfall” has the meaning set forth in Section 2.03(b).

“Confirmed Company Transaction Expenses” has the meaning set forth in Section 2.03(b).

“Confirmed Funded Indebtedness” has the meaning set forth in Section 2.03(b).

“Confirmed Working Capital” has the meaning set forth in Section 2.03(b).

“Consideration” has the meaning set forth in Section 2.04.

“Contemplated Transactions” means, collectively, the Reorganization and the Acquisition.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Counsel” has the meaning set forth in Section 10.10.

“Covered Employees” means (a) directors or employees of any Seller-Controlled Entity, or any other Persons performing services for any Seller-Controlled Entity, (b) former directors or employees of any Seller-Controlled Entity, or any other Persons formerly performing services for any Seller-Controlled Entity, and (c) beneficiaries of any of the foregoing.

“Current Liabilities” means accounts payable, accrued Taxes, and accrued expenses, but excluding payables to any Seller Parties or their respective Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined using internal procedures for the preparation of cash-based financial statements, and applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Dispute” has the meaning set forth in Section 10.13.

“Effective Time” means the open of business on the Closing Date.

“Employee Benefit Plans” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of §3(3) of ERISA, whether or not Tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Seller Party for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which any Seller Party or any of their respective ERISA Affiliates has or may have any Liability, or with respect to which the Company, Buyer or any of their respective Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Employment Agreement” has the meaning set forth in Section 3.03(d).

“Encumbrance” means any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance.

“Environmental Claim” means any Action, Governmental Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement Actions, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any environmental Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Environmental Condition” means any condition with respect to the environment (including the air, water, groundwater, surface water and land), whether or not yet discovered, which could or does result in any damage, Loss, cost, expense, claim, demand, order, or Liability to or against any Person by any third party or Governmental Authority, including any condition resulting from the ownership or operation of the Business or the Leased Real Property, or any activity or operation formerly conducted by any Person on or off any Leased Real Property or any other location Seller-Controlled Entity has operated.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Equipment” means all vehicles, machinery, office and computer equipment, furniture, fixtures, trade fixtures, rolling stock, molds, pallets and other equipment, together with all parts, tools, accessories and related supplies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Seller Party or any of their respective Affiliates as a “single employer” within the meaning of § 414 of the Code.

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.03(a).

“Estimated Funded Indebtedness” has the meaning set forth in Section 2.03(a).

“Estimated Working Capital” has the meaning set forth in Section 2.03(a).

“Execution Date” has the meaning set forth in the introductory paragraph hereto.

“Final Allocation Schedule” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.07.

“Franchising” has the meaning set forth in the recitals hereto.

“Franchising Business” has the meaning set forth in the recitals hereto.

“Fundamental Representations and Warranties” has the meaning set forth in Section 8.01.

“Funded Indebtedness” means, without duplication, the aggregate amount (including the current portions thereof) of Liabilities of the Company with respect to (a) indebtedness for money borrowed or advanced and monetary obligations evidenced by bonds, debentures, notes, or similar debt securities; (b) obligations pursuant to a lease that is, or is required in accordance with GAAP to be, classified as a capitalized lease obligation; (c) obligations in respect of the deferred purchase price for property or services, including purchase money indebtedness, conditional sale and other title retention Contracts, earnouts, and other contingent purchase price adjustment obligations, but excluding payables that are taken into account in determining Closing Working Capital; (d) obligations in respect of letters of credit, acceptances, surety bonds, or similar instruments; (e) obligations under interest rate cap or swap Contracts, foreign currency exchange Contracts, or other hedging or similar Contracts; (f) obligations under synthetic leases, tax retention operating leases, off-balance sheet loans, or similar off-balance sheet financing arrangements; (g) obligations under factoring Contracts; and (h) any obligations of another Person that are guaranteed, or secured by any of the assets, of the Company, in each case within the foregoing, of the Company, calculated on a consolidated basis as of the Closing, including all interest, fees, expenses, prepayment premiums, and breakage costs accrued as of the Closing with respect to any such indebtedness or obligations (and including all interest, fees, expenses, prepayment premiums, and breakage costs that would accrue or be triggered if such indebtedness or obligations were paid off and terminated at the Closing), but excluding (i) any such amounts owing to the Company and (ii) any undrawn amounts under standby letters of credit or similar instruments.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Holdback Amount” has the meaning set forth in Section 2.02.

“Holdback Balance” means, as of any date, the Holdback Amount, less (x) any Claimed Amount (or portion thereof) satisfied by a debit against the Holdback Balance according to Section 8.08(a) and (y) all amounts previously released from the Holdback Balance according to Section 8.08(b).

“Holdback Release Date” has the meaning set forth in Section 8.08(a).

“Indemnified Party” means the party making a claim for indemnification under Article VIII.

“Indemnifying Party” has the party against whom a claim for indemnification under Article VIII is asserted.

“Initial Holdback Release Date” has the meaning set forth in Section 8.08(b).

“Insurance Policies” has the meaning set forth in Section 4.19.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f other intellectual property and related proprietary rights, interests, and protections (including all rights to sue and recover and retain damages, costs, and attorneys’ fees for past, present, and future infringement and any other rights relating to any of the foregoing)).

“Interest Assignment Agreement” has the meaning set forth in Section 3.03(b).

“Interim Financial Statements” has the meaning set forth in Section 4.07.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification means the actual or constructive knowledge of Legg or any other officer, director, or manager of any Seller-Controlled Entity, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lawncare” has the meaning set forth in the recitals hereto.

“Lawncare Business” has the meaning set forth in the recitals hereto.

“Lease Agreement” has the meaning set forth in Section 3.03(a).

“Leased Real Property” means the real property and improvements located at 4601 Old Highway 31, Decatur, AL, 35603.

“Legg” has the meaning set forth in the introductory paragraph hereto.

“Legg Entities” has the meaning set forth in the recitals hereto.

“Liabilities” means the liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or the Business, or the value thereof, or (b) the ability of any Seller Party to consummate the Contemplated Transactions on a timely basis.

“Membership Interests” has the meaning set forth in the Recitals hereto.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.07.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.07.

“Normal Operations” means the timely payment in the Ordinary Course of Business of all operating liabilities of the Company, with the collection in the Ordinary Course of Business of all accounts receivable and other Current Liabilities of the Company, in each case in accordance with the terms of all applicable Contracts.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permits” means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights (including any environmental permits) obtained from Governmental Authorities

“Permitted Encumbrance” means any (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Company or the Business; (c) easements, rights of way, zoning ordinances and other similar Encumbrances affecting the Leased Real Property which are not, individually or in the aggregate, material to the Company or the Business, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable; or (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company or the Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Cash Shortfall” means the amount of any additional cash, up to a maximum of $75,000 in the aggregate, needed by the Company to maintain Normal Operations during the first sixty (60) days after Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Effective Time and, with respect to any taxable period beginning before and ending after the Effective Time, the portion of such taxable period ending on the Effective Time.

“Purchased Interests” has the meaning set forth in the Recitals hereto.

“Related Party” means, with respect to any Person, (a) any Affiliate of such Person, (b) any member, shareholder, partner, trustee, interest holder, legal guardian, manager, director, officer or executive employee of such Person or any of its Affiliates, or (c) any family member or Affiliate of any of the foregoing.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Releasing Party” has the meaning set forth in Section 10.11.

“Reorganization” has the meaning set forth in the recitals hereto.

“Reorganization Documents” has the meaning set forth in Section 4.21.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 4.05.

“Restricted Business” has the meaning set forth in Section 6.10(a).

“Restricted Franchising Business” has the meaning set forth in Section 6.10(a).

“Restricted Franchising Territory” has the meaning set forth in Section 6.10(a).

“Restricted Lawncare Business” has the meaning set forth in Section 6.10(a).

“Restricted Lawncare Territory” has the meaning set forth in Section 6.10(a).

“Restricted Period” has the meaning set forth in Section 6.10(a).

“Restricted Territory” has the meaning set forth in Section 6.10(a).

“Rules” has the meaning set forth in Section 10.13.

“Seller” has the meaning set forth in the introductory paragraph hereto.

“Seller-Controlled Entities” means Seller, the Legg Entities, and, prior to the Closing, the Company.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Parties” has the meaning set forth in the introductory paragraph hereto.

“Straddle Period” has the meaning set forth in Section 6.02(b).

“Target Working Capital” means $100,000.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Contest” has the meaning set forth in Section 6.02(e).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means any Action made or brought by any Person who is not a party to this Agreement or any of their respective Affiliates or Representatives.

“Transaction Documents” means the Acquisition Documents and the Reorganization Documents.

“Treasury Regulations” means the regulations promulgated under the Code, as amended.

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